Exhibit 21

EAGLE FOOD CENTERS, INC.

SUBSIDIARIES

Eagle Pharmacy Co.

Milan Distributing Co.

Eagle Country Markets, Inc.

BOGOS, Inc.

Talon Insurance Company, Inc.